Exhibit 99.2

Phase 2 Study of Batiraxcept (AVB-S6-500, an AXL inhibitor) as Monotherapy, in combination with Cabozantinib (Cabo), and in combination with Cabo and Nivolumab (Nivo) in Patients with Advanced Clear Cell Renal Cell Carcinoma (ccRCC).

Katy Beckermann, Matthew T Campbell, Naomi B. Haas, Moshe Chaim Ornstein, Xin Gao, Shifeng S. Mao, Hans J. Hammers, Saby George, Ariel Ann Nelson, Theodore Stewart Gourdin, Holavanahalli Keshava-Prasad, Arif Hussain, Christopher J. Hoimes, Hongxia Yan, Vanessa Esquibel, Gail McIntyre, Robert B. Geller, Martin H Voss, Brian I. Rini, Neil J. Shah; Vanderbilt-Ingram Cancer Center, Nashville, TN; University of Texas MD Anderson Cancer Center, Houston, TX; University of Pennsylvania, Abramson Cancer Center, Philadelphia, PA; Cleveland Clinic, Cleveland, OH; Massachusetts General Hospital Cancer Center and Harvard Medical School, Boston, MA; Allegheny Health Network Cancer Institute - AGH, Pittsburgh, PA; UT Southwestern Medical Center, Dallas, TX; Roswell Park Comprehensive Cancer Center, Buffalo, NY; The Medical College of Wisconsin, Department of Medicine, Division of Hematology and Oncology, Milwaukee, WI; Medical University of South Carolina, Charleston, SC; Comprehensive Cancer Centers of Nevada, Las Vegas, NV; University of Maryland Medical Center, Baltimore, MD; Duke Cancer Institute, Duke University, Durham, NC; Aravive, Inc., Houston, TX; Aravive Inc, Houston, TX; Aravive Inc, Lansdale, PA; Memorial Sloan Kettering Cancer Center and Weill Medical College, New York, NY; Department of Medicine, Vanderbilt University Medical Center, Nashville, TN; Memorial Sloan Kettering Cancer Center, New York, NY

Background: AXL is up-regulated by hypoxia-inducible factor-1 signaling in VHL- deficient tumor cells, playing a critical role in metastasis and resistance to VEGF- targeted therapies. Batiraxcept is a recombinant fusion protein containing an extracellular region of AXL combined with the human immunoglobulin G1 heavy chain (Fc), demonstrating potent and specific AXL inhibition through competitive binding of its ligand GAS6. A prior Phase 1b study showed promising outcomes for batiraxcept + cabo combination in patients who had failed first line (1L) therapy.

Methods: This trial tested batiraxcept 15 mg/kg every 2 weeks (q2w) in 3 cohorts of ccRCC patients: 1) batiraxcept monotherapy (n = 10) in patients with relapsing disease and no curative options; 2) batiraxcept + cabo 60 mg daily (QD) in patients with at least 1 prior therapy (n = 25); and 3) batiraxcept + cabo 40 mg QD and nivo 240 q2w or 480 mg q4w in 1L (n = 11). Primary endpoint was investigator assessed objective response rate (ORR) by RECIST v1.1, and key secondary endpoints were safety, progression free survival (PFS), and overall survival.

Results: Enrollment has completed as of 17-January-2023. In the 3 cohorts, IMDC intermediate + poor risk was 80%, 76%, and 27%, and median prior lines of therapy were 4, 2, 0. Prior immunotherapy (IO) was received by 100%, 88%, and 0% patients. One hundred percent of patients receiving monotherapy and 40% of 2L patients receiving batiraxcept + cabo had received prior VEGF-TKIs. Table 1 describes efficacy and safety across the 3 cohorts.

Conclusions: Batiraxcept monotherapy was well tolerated but had limited clinical activity. Batiraxcept-based combinations demonstrated efficacy and tolerability. Given encouraging safety and efficacy signals, batiraxcept + cabo will be further studied in a phase 3 trial of 2L+ ccRCC patients whose disease has progressed on prior IO and VEGF-TKI treatment. Exploratory analysis for a baseline serum soluble AXL/GAS6 ratio biomarker was found to have predictability for clinical activity in the phase 1b study evaluating batiraxcept + cabo in patients who had failed 1L therapies; a similar analysis using the biomarker is ongoing for this patient population.

Table 1	Batiraxcept monotherapy N = 10	Batiraxcept + Cabo N = 25	Batiraxcept Cabo + Niv N = 11
ORR (CR + PR confirmed), n (%)	0	9 (36)	6 (55)
(95% CI)	0, 30.8	18.0, 57.5	16.7, 76.6
Clinical Benefit Rate (ORR+stable	1 (10)	18 (72)	7 (64)
disease), n (%), (95% CI)	0.3, 44.5	50.6, 87.9	30.8, 89.1
mPFS months (95% CI)	1.8 (0.5, 3.7)	7.2 (4.9, NE)	7.6 (2.0, NE
Censor (n), Events (n)	1, 9	17, 8	6, 5
All batiraxcept related AEs*, n (%)	8 (80)	17 (68)	10 (91)
Grade ≥ 3 batiraxcept related AEs, n (%)	1 (10)	7 (28)	5 (46)

*All cohorts ≥ 20%: Diarrhea, fatigue, and infusion-related reaction